STRATEGIC PARTNERS MUTUAL FUNDS. INC.

ARTICLES SUPPLEMENTARY

Strategic Partners Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:     Under a power contained in Article Sixth of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, classified and designated authorized but unissued shares of Common Stock (as defined in the Charter) of Jennison Equity Income Fund (the “Fund”) as follows (capitalized terms used but not otherwise defined herein have the meanings given to them in the Charter):

(a)

     Authorized but unissued shares of Common Stock of the Fund are hereby classified and designated to add Class Z shares to the Fund in such number determined from time to time in accordance with the following sentences. As a result of such classification and designation of Class Z shares, the Fund has authority to issue eight classes of shares, designated as Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z. The number of authorized shares of each such class of the Fund shall consist at any time of the sum of: (x) the outstanding shares of that class of the Fund and (y) one eighth of the authorized but unissued shares of all classes of the Fund; provided, however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z shares of the Fund shall not exceed the authorized number of shares of the Fund, which currently consists of 400,000,000 shares.

(b)

     The Class Z shares of the Fund have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption applicable to shares of all classes of the Fund as set forth in the Charter, including, without limitation, those terms relating to differing sales loads among classes, allocation of expenses and liabilities to a particular class, and provision for different exchange rights among the classes.

(c)

     As reclassified herein, the total number of shares of stock of all series and classes which the Corporation has authority to issue is 5,500,000,000 shares of capital stock (par value $.001 per share), amounting in aggregate par value to $5,500,000. All of the authorized shares of capital stock of the Corporation are classified as “Common Stock”, which Common Stock are further classified into the following series (each known as a Fund):

[INTENTIONALLY LEFT BLANK]

400,000,000 shares     Strategic Partners Concentrated Growth Fund

200,000,000 shares     Strategic Partners Balanced Fund

200,000,000 shares     Strategic Partners High Yield Bond Fund

2,000,000,000 shares     Dryden Money Market Fund

400,000,000 shares     Strategic Partners International Growth Fund

400,000,000 shares     Jennison Equity Income Fund

200,000,000 shares     Dryden Mid Cap Value Fund

500,000,000 shares     Strategic Partners Capital Growth Fund

200,000,000 shares     Strategic Partners Large Cap Core Fund

200,000,000 shares     Strategic Partners Small Cap Growth Fund

200,000,000 shares     Strategic Partners Mid Cap Growth Fund

200,000,000 shares     Strategic Partners Technology Fund

200,000,000 shares     Strategic Partners Managed OTC Fund

200,000,000 shares     Strategic Partners Core Value Fund

(d)	Each Fund shall have seven classes of shares, designated as Class A, Class B, Class C, Class L, Class M, Class X and New Class X respectively, except that:

          (i)     the Dryden Money Market Fund shall have seven classes of shares designated as Class A, Class C, Class D, Class L, Class M, Class X and New Class X;
          (ii)     the Dryden Mid Cap Value Fund shall have eight classes of shares, designated as Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z; and
          (iii)     the Jennison Equity Income Fund shall have eight classes of shares, designated as Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z.
The number of authorized shares of each such class of a particular Fund shall consist at any time of the sum of (x) the outstanding shares of that class of that Fund and (y) one seventh (one eighth in the case of the Dryden Money Market Fund, the Dryden Mid Cap Value Fund and the Jennison Equity Income Fund) of the authorized but unissued shares of all classes of that Fund; provided, however, that in the event the application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class D, Class L, Class M, Class X, New Class X and Class Z shares of any Fund, as applicable, shall not exceed the authorized number of shares of the Fund.

SECOND:     The Class Z shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:     The aggregate number of shares of stock that the Corporation or the Fund has authority to issue is not changed by these Articles Supplementary.

FOURTH:     These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH:     The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 13th day of August, 2008.

ATTEST:	STRATEGIC PARTNERS MUTUAL FUNDS, INC.
/s/ Jonathan D.Shain Assistant Secretary	By: /s Robert F. Gunia Vice President